EXHIBIT 99.2

                                      TITAN

                                  PRESS RELEASE

                     THE TITAN CORPORATION SIGNS DEFINITIVE
                          AGREEMENT TO ACQUIRE HORIZONS
                      TECHNOLOGY, INC. FOR APPROXIMATELY
                            $19 MILLION IN STOCK

San Diego (February 27, 1998) - The Titan Corporation (NYSE:TTN) announced today that it has signed a definitive merger agreement with Horizons Technology, Inc. Titan will acquire all of Horizons' outstanding shares for approximately $19 million of Titan stock in a tax free exchange of common stock.

Horizons will become a part of Titan Technologies and Information Systems Corporation, a wholly owned subsidiary of The Titan Corporation.
The transaction is subject to approval by Horizons' shareholders, as well as certain other conditions.

"The acquisition of Horizons will bring to Titan a highly successful information technologies business with particular strength in the defense command and control (C2) sector," stated Gene W. Ray, Titan President and Chief Executive Officer. "We are truly excited about the opportunity to benefit from Horizons' world class expertise and technical capabilities. Horizons will significantly enhance our core defense information technology capabilities as well as our expanding commercial software activities.
We expect the combination of the two companies to result in considerable synergy that will contribute immediately to Titan's profitability and growth, as well as to the execution of our longer term value creation strategy.
With the proposed acquisition of Horizons, Titan is taking an additional significant step forward in the execution of its previously announced strategy of creating shareholder value through strategic transactions.
As part of that strategy, we plan to spin out or spin off equity ownership interests in our defense and commercial businesses."

Earl Pontius, President of Horizons, added, "Horizons' capabilities in defense command and control are an excellent fit with Titan's strengths in communications and intelligence. We are optimistic about the future with Titan and look forward to the opportunities that lie ahead."

Horizons Technology, Inc., headquartered in San Diego, is a provider of systems engineering and program management services, computer systems integration and high-end software. Horizons has over 250 employees nationwide and is generating revenues in excess of $30 million per year.
The company's services are primarily used by the U.S. Department of Defense. In addition, Horizons has a commercial software services business and provides geographical information systems and mapping information that can be purchased via the Internet.

The Titan Corporation, headquartered in San Diego, designs, manufactures and installs high technology information and electronic systems and products for commercial and government clients.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements. These forward-looking statements include statements about expectations relating to the potential acquisition of Horizons Technology, Inc. by Titan, and the resulting benefits such as improved product development and sales, improved shareholder value, and accelerated growth. Actual results may differ materially due to factors including, but not limited to, integration of the companies' operations and the companies' dependence on government contracts. These and other risks are described in more detail in the Company's filings made from time to time with the Securities and Exchange Commission, which may be accessed on the World Wide Web at http://www.sec.gov.

Contact: Scott Rieger, Investor Relations (619) 552-9400 / invest@titan.com

Press releases and other Titan information are available on The Titan Corporation web site: http://www.titan.com/ If you would like to receive press releases via electronic mail, please contact the Corporate
Communications Department at corpcomm@titan.com.

3033 Science Park Road San Diego, CA  92121
Tel (619) 552-9500 Fax (619) 552-9645